UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2025

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 Water Street

Camden, NJ 08102-1658

(Address of principal executive offices, including zip code)

(856) 955-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	AWK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events

Closing of Senior Notes Offering

On February 24, 2025, American Water Capital Corp. (“AWCC”), a wholly owned finance subsidiary of American Water Works Company, Inc. (“American Water”), agreed to sell $800 million aggregate principal amount of its 5.250% Senior Notes due 2035 (the “Notes”) pursuant to an Underwriting Agreement, dated February 24, 2025, among AWCC, American Water, and BofA Securities, Inc., PNC Capital Markets LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein. The Notes have the benefit of a support agreement, dated June 22, 2000 and amended as of July 26, 2000, from American Water (the “Support Agreement”).

The Notes and the obligations of American Water represented by the Support Agreement were registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (File Nos. 333-277166-01 and 333-277166). At the closing of this offering on February 27, 2025, AWCC received, after deduction of underwriting discounts and before deduction of offering expenses, net proceeds of approximately $791.7 million. AWCC intends to use the net proceeds of the offering (1) to lend funds to American Water and its subsidiaries in its Regulated Businesses segment (which is comprised of utilities that provide water and wastewater services and are generally subject to regulation by state utility commissions or other entities engaged in utility regulation); (2) to repay at maturity $525.0 million aggregate principal amount of AWCC’s 3.400% Senior Notes, which are due March 1, 2025; (3) to repay commercial paper obligations of AWCC; and (4) for general corporate purposes.

The Notes were issued pursuant to the Indenture, dated as of December 4, 2009, by and between AWCC and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee, as supplemented by an officers’ certificate establishing the terms of the Notes.

This Current Report on Form 8-K is being filed to report the closing of the offering summarized above and to include, as exhibits, certain documents executed in connection with the sale of the Notes.

Approval of Settlement in Virginia-American Water Company (“Virginia American Water”) General Rate Case

On February 24, 2025, the Virginia State Corporation Commission (the “SCC”) issued an order (the “Order”) approving the September 19, 2024 joint “black box” settlement of the general rate case filed by Virginia American Water, a wholly owned subsidiary of American Water. The Order approves the stipulated $14.6 million annualized increase in water and wastewater revenues. The original filing, made on November 1, 2023, requested a $19.7 million increase in annualized water and wastewater revenues. Interim water and wastewater rates became effective May 1, 2024, with the difference between interim and final approved rates subject to refund. The requested annualized revenue increase was driven primarily by more than $110 million of incremental capital investments made and to be made between May 2023 and April 2025. For purposes of the general rate case, Virginia American Water’s view of its rate base is $369 million, compared to $275 million in its 2023 rate case. The Order also approved, solely for purposes of Virginia American Water’s future filings requiring a stated cost of capital and/or capital structure (including its annual information and water and wastewater infrastructure surcharge filings), a return on equity (“ROE”) of 9.70% and a capital structure consisting of an equity component of 45.67% and a debt and other component of 54.33%, which also represents Virginia American Water’s view of its ROE and capital structure in this general rate case. The ROE approved in Virginia American Water’s 2023 rate case order was 9.70%, the approved equity component was 40.73% and the approved debt and other component was 59.27%.

A copy of the press release issued by Virginia American Water on February 27, 2025 to announce the issuance of the SCC’s order has been filed as Exhibit 99.1 hereto and is incorporated herein by reference. References and links to websites and other information contained in this press release are not provided as active hyperlinks, and the information contained in or accessed through these hyperlinks shall not be incorporated into, or form a part of, this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits to this Current Report have been provided herewith as noted below:

Exhibit No.	Description

1.1*	Underwriting Agreement, dated February 24, 2025, by and among AWCC, American Water, BofA Securities, Inc., PNC Capital Markets LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

4.1*	Officers’ Certificate of AWCC, dated February 27, 2025, establishing the terms of the Notes.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

99.1*	Press Release, dated February 27, 2025, issued by Virginia American Water.

104	Cover Page Interactive Data File (the cover page XBRL tags are included and formatted as Inline XBRL).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Dated: February 27, 2025	By:	/s/ DAVID M. BOWLER
David M. Bowler
Executive Vice President and Chief Financial Officer

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